AMENDMENT TO
CONVERGYS CORPORATION PENSION PLAN
(PPA RESTATEMENT)

This is an Amendment to the Convergys Corporation Pension Plan (the “Plan”), as last restated effective January 1, 2013.
Recitals

I.	Convergys Corporation (the “Corporation”) maintains the Plan and has reserved the right to amend the Plan from time to time in its discretion.

II.	The Corporation wishes to modify the Plan to include a provision regarding the U.S. Supreme Court decision in U.S. v. Windsor (2013).
Amendment
1.    Effective as of June 26, 2013, a new Section 2.3 is added to the Plan, to provide as follows:
2.3    Application of Windsor Decision.
For purposes of clarity and in accordance with Notice 2014-19 published by the Internal Revenue Service, and notwithstanding any provision of the Plan to the contrary, the following shall apply for purposes of the Plan:

(a)
the term “spouse” includes an individual married to a person of the same sex if the individuals are lawfully married under state law, and the term “marriage” includes such a marriage between individuals of the same sex;

(b)
there shall be recognized a marriage of same-sex individuals that was validly entered into in a state whose laws authorize the marriage of two individuals of the same sex even if the married couple is domiciled in a state that does not recognize the validity of same-sex marriages; and

(c)
the terms “spouse,” husband and wife,” “husband,” and “wife” do not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state, and the term “marriage” does not include such formal relationships.

IN WITNESS WHEREOF, Convergys Corporation has hereunto caused its name to be subscribed this ___ day of December, 2014.

CONVERGYS CORPORATION

By

Title: ______________________________

954560.1